Amendment No. 3 Pricing Supplement No. 2 to Registration Statement No. 333-200365 Dated June 30, 2015 Filed pursuant to Rule 424(b)(2)

Market Vectors-Indian Rupee/USD ETNs

due March 31, 2020

Based on the Performance of the S&P Indian Rupee Total Return Index
Issued by Morgan Stanley

Market Vectors-Indian Rupee/USD ETNs issued by Morgan Stanley (“ETNs”) are exchange-traded notes that offer the opportunity for investors to receive at maturity, or upon an earlier request by investors that Morgan Stanley repurchase a minimum of 50,000 ETNs, an amount of cash that may be more or less than the stated principal amount based on the positive or negative performance of the S&P Indian Rupee Total Return Index (the “Index”). The Index is intended to be an investable alternative to the spot exchange rate between the U.S. dollar and the Indian rupee and tracks the value of rolling three-month non-deliverable currency forward contracts, as further described herein. As a total return index, the value of the Index on any day also includes daily accrued interest on the hypothetical notional amount of the underlying currency forward contracts calculated using the then-current overnight Federal Funds Open Rate. Unlike ordinary debt securities, the ETNs do not pay interest and do not guarantee any return of principal at maturity.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$13,000,000(1)
Issue price:	Prevailing market prices(1)
Stated principal amount:	$40 per ETN
Interest:	None
Inception date:	March 14, 2008
Settlement dates:	These ETNs were issued in offerings that settled on March 20, 2008 and May 20, 2010.
Maturity date:	March 31, 2020, subject to postponement for non-trading days
Underlying index:	S&P Indian Rupee Total Return Index
Payment at maturity:	If you hold your ETNs to maturity, you will receive a cash payment at maturity equal to the principal amount of your ETNs times the index factor minus the aggregate investor fee, each as determined on the final valuation date.
Index factor:	On any given day will be equal to the index closing value on that day divided by the initial index value.
Initial index value:	The index closing value on the inception date
Investor fee:

The investor fee is calculated on a daily basis at a rate of 0.55% per annum based on the principal amount of your ETNs times the index factor, in the following manner:

The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or earlier repurchase by us of the ETNs, the investor fee will increase by an amount equal to (i) 0.55% times (ii) the principal amount of your ETNs times (iii) the index factor on that day (or, if such day is not an index business day, the index factor on the immediately preceding index business day) divided by (iv) 365.

Because the investor fee is borne by you and reduces the amount of your return at maturity or upon any repurchase by us, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs in order for you to receive at least the return of your investment in the ETNs at maturity or upon any repurchase. If the level of the Index decreases or does not increase sufficiently from the time you purchase your ETNs, you will receive less than your investment in the ETNs at maturity or upon any repurchase by us.

Repurchase of ETNs:	Subject to the requirements described below, you may require us to repurchase 50,000 or more of your ETNs during the term of the ETNs on any repurchase date beginning March 27, 2008. If you require us to repurchase your ETNs prior to maturity, you will receive a cash payment equal to the principal amount of your ETNs times the index factor minus the aggregate investor fee, each as determined on the applicable valuation date.
Indicative note value:	The “intraday indicative note value” will be calculated and disseminated every 15 seconds under the Bloomberg ticker symbol “INRIV.” On each index business day, the “closing indicative note value” of the ETNs will also be calculated and published. We refer to the intraday indicative note value and the closing indicative note value, together, as the indicative note value. The indicative note value is meant to approximate the intrinsic economic value of the ETNs at any given time as it reflects the performance of the Index after subtracting the aggregate investor fee as of that time. The indicative note value is provided for reference purposes only and is not the same as, and may differ significantly from (i) the amount payable at maturity (including upon acceleration) or upon any repurchase by us and (ii) the trading price of the ETNs in the secondary market. The actual trading price of the ETNs may vary significantly from their indicative note value. See “Understanding the Value of the ETNs” in this pricing supplement for more information.
Terms continued on the following page
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Issuer(1)
Per ETN	Prevailing market prices	$0	100%

(1)	As of June 26, 2015, approximately $11,720,000.00 principal amount of the ETNs were held for sale by our affiliate, MS & Co., as agent. We announced on June 30, 2015 that we do not intend to issue any additional ETNs. However, MS & Co. may continue to sell any ETNs that it now holds or in the future may acquire. These include the ETNs issued by us prior to June 30, 2015 and not yet sold to the public, as well as ETNs previously issued by us that MS & Co. may repurchase from the public from time to time. The market value of the ETNs may be influenced by, among other things, supply and demand for the ETNs. It is possible that the discontinuance of further issuances of the ETNs by us may influence the market value of the ETNs and, accordingly, may cause a fall or a rise in the price. Due to market supply and demand, the price of the ETNs may trade at a premium above their closing or intraday indicative note value. Any such premium may subsequently decrease at any time and for any reason, resulting in financial loss to sellers who paid this premium. Investors should always consult their financial advisors before purchasing or selling the ETNs, especially the ETNs with premium characteristics. Our discontinuance of further issuances of ETNs does not affect the terms of the outstanding ETNs, including the right of investors to require us to repurchase the ETNs on the terms, and subject to the limitations, described in this pricing supplement. We expect MS & Co. to sell ETNs to other dealers and investors at market prices prevailing at the time of sale, or at negotiated prices. We received proceeds equal to 100% of the price at which the ETNs were sold by us. Please see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement for more information on fees we will pay related to the distribution of the ETNs.

The ETNs involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 16.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 19, 2014              Prospectus dated November 19, 2014

The ETNs are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Market Vectors-Indian Rupee/USD ETNs due March 31, 2020

Based on the Performance of the S&P Indian Rupee Total Return Index

Terms continued from previous page:
Valuation date:	Each trading day that falls within the period from and excluding the initial settlement date to and including the final valuation date
Final valuation date:	March 26, 2020, subject to adjustment for non-trading days
Repurchase date(s):	The third business day following the applicable valuation date
CUSIP:	61747W265
Listing:	The ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) and began trading on the day after the inception date under the ticker symbol “INR.”

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Market Vectors-Indian Rupee/USD ETNs due March 31, 2020

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Investment Overview

A. What is the S&P Indian Rupee Total Return Index?

The ETNs due March 31, 2020, based on the performance of the S&P Indian Rupee Total Return Index (the “Index”), are designed to offer investors exposure to the value of the Indian rupee relative to the U.S. dollar. Because the Indian government restricts spot transactions in the Indian rupee, U.S. investors cannot easily invest in the Indian rupee directly. The Index is intended to be an investable alternative to the spot exchange rate between the Indian rupee and the U.S. dollar. As a total return index, the value of the Index on any day also includes daily accrued interest on the hypothetical notional amount of the currency forward contracts underlying the Index.

B. How are payments on the ETNs determined and what fees are incurred by investors in the ETNs?

Payments on the ETNs

At maturity (including upon acceleration) or upon earlier repurchase by us of at least 50,000 ETNs, you will receive an amount of cash based on the positive or negative performance of the Index less an aggregate investor fee, calculated as (i) the principal amount of your ETNs times (ii) the index factor minus (iii) the aggregate investor fee, each as determined on the applicable valuation date. Generally, if the Indian rupee strengthens relative to the U.S. dollar, the Index will increase in value; while if the Indian rupee weakens relative to the U.S. dollar, the Index will decline in value. At maturity (including upon acceleration) or upon an earlier repurchase by us of the ETNs, you will receive less than the purchase price of your ETNs if the value of the Index on the applicable valuation date has decreased or has not increased sufficiently from the time of your purchase to offset the investor fee. You must be willing to accept the risk of loss of some or all of your investment and to forgo interest payments.

For a list of the definitions used in this section and in the sections below, see “Fact Sheet” and “Specific Terms of the ETNs” in this pricing supplement.

Accrued Investor Fee

The investor fee applicable to the ETNs accumulates on a daily basis, which will reduce the value of your investment at all times. The investor fee is calculated at a rate of 0.55% per annum based on the principal amount of your ETNs times the index factor, in the following manner:

•	The investor fee on the inception date will equal zero.

•	On each subsequent calendar day until maturity or earlier repurchase by us of the ETNs, the investor fee will increase by an amount equal to (i) 0.55% times (ii) the principal amount of your ETNs times (iii) the index factor on that day (or, if such day is not an index business day, the index factor on the immediately preceding index business day) divided by (iv) 365.

Investor fees accumulate on a daily basis, which will reduce the value of your investment at all times. In addition, because the investor fees are borne by you and reduce the amount of payment you may receive at maturity (including upon acceleration) or upon any earlier repurchase, the level of the Index on the applicable valuation date must increase sufficiently from the time you purchased your ETNs to compensate for the deduction of fees in order for you to receive at least the purchase price of your ETNs at maturity or upon our earlier repurchase. In addition, since the investor fees for your ETNs will be calculated based on the index closing value on each day over the term of the ETNs, higher index closing values on any date prior to the applicable valuation date will result in higher investor fees and lower returns for your ETNs. If the level of the Index decreases or does not increase sufficiently from the time you purchase your ETNs, you will receive less than your investment in the ETNs at maturity or upon any repurchase by us.

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C. How may the maturity of the ETNs be accelerated?

Repurchase of the ETNs

You may require us to repurchase 50,000 or more of your ETNs during the term of the ETNs on any repurchase date beginning March 27, 2008 by giving us notice on the trading day prior to any valuation date in accordance with the repurchase requirements described below. As more fully described above under “—Payments on the ETNs,” if you require us to repurchase your ETNs prior to maturity, you will receive a cash payment equal to the principal amount of your ETNs times the index factor minus the aggregate investor fee, each as determined on such valuation date.

To elect to have us repurchase your ETNs on any repurchase date, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	Deliver a signed notice of repurchase, substantially in the form attached as Annex A to this pricing supplement, to us via fax or email by no later than 11:00 a.m. New York City time on the trading day prior to the applicable valuation date. We must receive the notice by the time specified in the preceding sentence AND we must acknowledge receipt of the notice no later than 4:00 p.m. on the same day for it to be effective;

•	Instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable repurchase value, facing Morgan Stanley DTC 050; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the third business day following such valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of repurchase by 11:00 a.m. (as described under the first bullet point above) on the trading day prior to the applicable valuation date OR we do not acknowledge receipt of the notice before 4:00 p.m. on such day, your notice will not be effective and we will not repurchase your ETNs on the applicable repurchase date and you will have to resubmit the appropriate notices on a timely basis prior to a subsequent valuation date. The last day you may deliver a notice of repurchase for the ETNs is March 25, 2020. Any notice of repurchase we (or our affiliate) receive in accordance with the procedures described above will be irrevocable on the day it is given. This is just a summary of the repurchase requirements and procedures applicable to the ETNs. For further information, see “Specific Terms of the ETNs–Payment upon Our Repurchase.”

Acceleration due to an Event of Default or Index Discontinuance

The maturity of the ETNs will be accelerated if (i) there is an event of default with respect to the ETNs, or (ii) the calculation agent determines that the Index is discontinued and that there is no successor index and such discontinuance is continuing. In the event of any such acceleration of the ETNs, the amount payable to you may be substantially less than the stated principal amount of your ETNs.

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Market Vectors-Indian Rupee/USD ETNs due March 31, 2020

Based on the Performance of the S&P Indian Rupee Total Return Index

Understanding the Value of the ETNs

The initial offering price was determined on the inception date. The initial offering price and intraday indicative note value are not the same as (i) the trading price, which is the price at which you may be able to sell your ETNs in the secondary market or (ii) the payment you will receive at maturity (including upon acceleration) or upon earlier repurchase by us. An explanation of each is set forth below:

•	Initial Offering Price. The initial offering price to the public was equal to the stated principal amount of the ETNs. The initial offering price reflected the value of the ETNs only on the inception date.

•	Intraday Indicative Note Value. The intraday indicative note value is meant to approximate the intrinsic economic value of the ETNs at any given time as it reflects the performance of the Index after subtracting the aggregate investor fee as of that time. The intraday indicative note value is calculated and disseminated every 15 seconds under the Bloomberg ticker symbol “INRIV.” On each index business day, the closing indicative note value of the ETNs will also be calculated and published.

The indicative value calculation is provided for reference purposes only. The intraday indicative note value is not the same as, and may differ significantly from, the amount payable at maturity (including upon acceleration) or upon any repurchase by us and the trading price of the ETNs in the secondary market. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect transaction costs, credit considerations, imbalances of supply and demand, market liquidity or bid-offer spreads. The actual trading price of the ETNs may vary significantly from their indicative note value at that time. For example, if you pay a premium for the ETNs above the indicative note value, you could incur significant losses if you are able to sell your ETNs at a time when the premium is no longer present in the market.

On June 30, 2015, we announced that we do not intend to issue any additional ETNs. It is possible that the discontinuance of further issuances of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market and cause the ETNs to trade at a premium in relation to their intraday indicative note value.

•	Trading Price. The market value of the ETNs at any given time, which we refer to as the trading price, is the price at which you may be able to sell your ETNs in the secondary market, if one exists. No assurance can be given that a secondary market will exist at any time. The trading price of the ETNs may vary significantly from the intraday indicative note value because the market value reflects, among other things, investor supply and demand for the ETNs. Furthermore, while we expect that ETNs currently held by MS & Co. may be sold to the public from time to time, we cannot give you any assurance that there will be a demand for them; in which case the liquidity in the market could be limited to the number of ETNs initially sold, or fewer, to the extent that any ETNs are repurchased by us or our affiliates. Imbalances between investor supply and demand may cause the ETNs to trade at a premium or discount, which may be significant, in relation to the indicative note value. In addition, on June 30, 2015, we announced that we do not intend to issue any additional ETNs. It is possible that, as a result of our discontinuance of further issuances of the ETNs, an imbalance between supply and demand for the ETNs may arise, which could give rise to distortions in the market for the ETNs and result in the ETNs trading at a significant premium. Any premium may be reduced or eliminated at any time, resulting in a loss, which may be significant, to sellers who paid this premium. Investors in the ETNs should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium to the indicative note value. See “Risk Factors—Secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per ETN if you try to sell your ETNs prior to maturity” and “—We do not intend to issue any additional ETNs, which may materially and adversely affect the price and liquidity of the ETNs in the secondary market and cause the ETNs to trade at a significant premium in relation to their intraday indicative note value, which could be reduced or eliminated at any time.”

•	Payment At Maturity (Including Upon Acceleration) Or Upon Our Repurchase. The cash payment you will receive at maturity (including upon acceleration) or upon any repurchase by us, if any, reflects the performance of the Index over the term of the ETNs, and is calculated by adjusting the principal amount to reflect the return of the Index from the initial index value to the closing index value on the applicable valuation date and the deduction of the aggregate investor fee. Because of the deduction of the aggregate investor fee, the payment you receive at maturity (including upon acceleration) or upon any

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Market Vectors-Indian Rupee/USD ETNs due March 31, 2020

Based on the Performance of the S&P Indian Rupee Total Return Index

repurchase by us may vary significantly from, and may be significantly less than, the intraday indicative note value or the trading price of the ETNs.

S&P Indian Rupee Total Return Index Overview

The S&P Indian Rupee Total Return Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). The Index is intended to be an investable alternative to the spot exchange rate between the U.S. dollar and the Indian rupee. The Index tracks the value of non-deliverable, three-month currency forward contracts that are rolled at three-month intervals and includes daily accrued interest, in each case as further described in “Information about the Underlying Index” in this pricing supplement. The Index has a base date of January 3, 2003 and a base value of 100.

Information as of market close on June 25, 2015:

Bloomberg Ticker Symbol of the Index:	SPCBINR
Current Index Closing Value:	151.82
52 Weeks Ago:	151.12
52 Week High (on 4/8/2015):	153.27
52 Week Low (on 12/16/2014):	146.43

The following graph illustrates the trends of the Index and the spot exchange rate between the Indian rupee and the U.S. dollar from January 3, 2006 through June 25, 2015. Because S&P began public dissemination of the Index on March 12, 2008, the closing values of the Index used to calculate the percentage changes prior to March 12, 2008 are hypothetical values retrospectively calculated by S&P using the same methodology as is currently employed for calculating the Index based on historical data. The historical or indicative performance of the Index and the spot exchange rate should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on any date, including, without limitation, any valuation date, or its ability to track the spot exchange rate between the Indian rupee and the U.S. dollar.

Historical or Indicative Performance of the Index and the Indian Rupee/USD Spot Exchange Rate From January 3, 2006 to June 25, 2015

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Market Vectors-Indian Rupee/USD ETNs due March 31, 2020

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S&P will publicly disseminate the value of the Index approximately every 15 seconds from 9:30 a.m. to 4:00 p.m., New York time, on each business day, and will publish a daily closing value of the Index, calculated based on data taken at 4:00 p.m., Singapore time, on each business day.

See also “Understanding the Value of the ETNs.”

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Market Vectors-Indian Rupee/USD ETNs due March 31, 2020

Based on the Performance of the S&P Indian Rupee Total Return Index

Bloomberg Ticker Symbols

The table below includes the Bloomberg ticker symbols under which information relating to the ETNs and the Index can be located. The information on the Bloomberg website listed below is not incorporated by reference into this pricing supplement and should not be considered part of this pricing supplement.

ETNs on NYSE Arca:	INR (http://www.bloomberg.com/quote/INR:US)
Indicative Note Value:	INRIV
Index Value:	SPCBINR

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Market Vectors-Indian Rupee/USD ETNs due March 31, 2020

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Key Investment Rationale

Exposure to currencies is a component of portfolio diversification. Investors can use the ETNs to gain access to the Indian rupee and to achieve portfolio diversification from traditional fixed income / equity investments.

Access

▪    The ETNs provide investors with cost-effective access to the performance of the Indian rupee relative to the U.S. dollar, via the Index.

▪    Due to restrictions imposed on foreign investors by the Indian government on spot transactions in the Indian rupee, U.S. investors cannot easily invest in the Indian rupee directly.

▪    The Index underlying the ETNs is intended to be an investable alternative to the spot exchange rate between the Indian rupee and the U.S. dollar.

Summary of Selected Key Risks (see page 16)

▪	No guaranteed return of principal

▪	No interest payments

▪	Because of the investor fee, you may receive less than the amount of your initial investment in the ETNs at maturity or upon our earlier repurchase, even if the level of the Index on the applicable valuation date exceeds the value of the Index at the time of your investment.

▪	The ETNs are subject to significant currency exchange risk, which could materially and adversely affect the value of your ETNs.

▪	The currency exposure achieved by the Index is limited to a single emerging market currency and therefore exposes you to significant non-diversified currency risk.

▪	The Index tracks the value of rolling three-month, non-deliverable currency forward contracts for the Indian rupee and will not necessarily track the spot exchange rate between U.S. dollars and the Indian rupee.

▪	The ETNs only trade during business hours of NYSE Arca, while the non-deliverable currency forward contract market trades around-the-clock.

▪	In order to require us to repurchase your ETNs, you must make the request with respect to at least 50,000 ETNs.

▪	Not equivalent to investing in the Index or in spot transactions in the Indian rupee

▪	The market price of the ETNs will be influenced by many unpredictable factors, including the value and volatility of the Index and the non-deliverable currency forward contracts underlying the Index.

▪	Because the Index is a total return index with interest deemed to accrue on the notional amount of the underlying non-deliverable currency forward contracts, the decline in the overnight Federal Funds Open Rate could also adversely affect the value of the Index and, accordingly, of the ETNs.

▪	Suspensions or disruptions of market trading in the non-deliverable currency forward contract markets or the spot markets could adversely affect the price of the ETNs.

▪	Adjustments to the Index by the publisher of the Index could adversely affect the value of the ETNs.

▪	The ETNs are subject to acceleration prior to maturity.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the ETNs.

▪	Secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per ETN if you try to sell your ETNs prior to maturity.

▪	The U.S. federal income tax consequences of an investment in the ETNs are uncertain.

▪	The ETNs are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ETNs.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ETNs.

▪	The intraday indicative note value is not the same as, and may differ significantly from the amount payable at maturity (including upon acceleration) or upon any repurchase by us. It may also differ substantially from any trading price of ETNs in the secondary market.

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▪	We do not intend to issue any additional ETNs, which may materially and adversely affect the price and liquidity of the ETNs in the secondary market and cause the ETNs to trade at a significant premium in relation to their intraday indicative note value, which could be reduced or eliminated at any time.

▪	The issuer or its affiliates may be market participants and may publish research that could affect the trading price of the ETNs.

▪	Economic interests of the calculation agent may be potentially adverse to your interests.

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Fact Sheet

The ETNs are unsubordinated obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal and have the terms described in this pricing supplement and the accompanying prospectus supplement and prospectus. At maturity or upon earlier repurchase by us of at least 50,000 ETNs, an investor will receive a cash payment based on the positive or negative performance of the Index less an aggregate investor fee. The ETNs are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Because we have provided a summary of the terms of the ETNs in this section, you should read the detailed description of the terms of the ETNs found in “Specific Terms of the ETNs” starting on page 21.

Expected Key Dates
Inception Date:	Settlement Dates:	Maturity Date:
March 14, 2008	These ETNs were issued in offerings that settled on March 20, 2008 and May 20, 2010.	March 31, 2020, subject to postponement for non-trading days
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$13,000,000(1)
Interest:	None
Issue price:	Prevailing market prices(1)
Stated principal amount:	$40 per ETN
Authorized denominations:	$40 per ETN
Underlying index:	S&P Indian Rupee Total Return Index
Payment at maturity:	If you hold your ETNs to maturity, you will receive a cash payment equal to the principal amount of your ETNs times the index factor minus the aggregate investor fee, each as determined on the final valuation date.
Index factor:	The index factor on any given day will be equal to the index closing value on that day divided by the initial index value.
Initial index value:	The index closing value on the inception date
Investor fee:

The investor fee is calculated on a daily basis at a rate of 0.55% per annum based on the principal amount of your ETNs times the index factor, in the following manner:

The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or earlier repurchase by us of the ETNs, the investor fee will increase by an amount equal to (i) 0.55% times (ii) the principal amount of your ETNs times (iii) the index factor on that day (or, if such day is not an index business day, the index factor on the immediately preceding index business day) divided by (iv) 365.

Because the investor fee is borne by you and reduces the amount of your return at maturity or upon any repurchase by us, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs in order for you to receive at least the return of your investment in the ETNs at maturity or upon any repurchase. If the level of the Index decreases or does not increase sufficiently from the time you purchase your ETNs, you will receive less than your investment in the ETNs at maturity or upon any repurchase by us.

Valuation date:	Each trading day that falls within the period from and excluding the initial settlement date to and including the final valuation date
Final valuation date:	March 26, 2020, subject to adjustment for non-trading days
Repurchase date(s):	The third business day following the applicable valuation date
Index business day:	Any day, as determined by the calculation agent, on which the closing value of the Index is calculated and published.
Trading day:	Any day, as determined by the calculation agent, (a) which is an index business day and (b) on which the calculation agent is open for business in New York.
Risk factors:	Please see “Risk Factors” beginning on page 16.

(1) As of June 26, 2015, approximately $11,720,000.00 principal amount of the ETNs were held for sale by our affiliate, MS & Co., as agent. We announced on June 30, 2015 that we do not intend to issue any additional ETNs. However, MS & Co. may continue to sell any ETNs that it now holds or in the future may acquire. These include the ETNs issued by us prior to June 30, 2015 and not yet sold to the public, as well as ETNs previously issued by us that MS & Co. may repurchase from the public from time to time. The market value of the ETNs may be influenced by, among other things, supply and demand for the ETNs. It is possible that the discontinuance of further issuances of the ETNs by us may influence the market value of the ETNs and, accordingly, may cause a fall or a rise in the price. Due to market supply and demand, the price of the ETNs may trade at a premium above their closing or intraday indicative note value. Any such premium may subsequently decrease at any time and for any reason, resulting in financial loss to sellers who paid this premium. Investors should always consult their financial advisors before purchasing or selling the ETNs, especially the ETNs with premium characteristics. Our discontinuance of further issuances of ETNs does not affect the terms of the outstanding ETNs, including the right of investors to require us to repurchase the ETNs on the terms, and subject to the limitations, described in this pricing supplement. We expect MS & Co. to sell ETNs to other dealers and investors at market prices prevailing at the time of sale, or at negotiated prices. We received proceeds equal to 100% of the price at which the ETNs were sold by us.

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General Information
How to request that we repurchase your ETNs:

Subject to the requirements described in more detail below in this pricing supplement, you may require us to repurchase 50,000 or more of your ETNs during the term of the ETNs on any repurchase date beginning March 27, 2008.

To elect to have us repurchase your ETNs on any repurchase date, you must deliver by fax or email an official notice of repurchase, substantially in the form attached as Annex A to this pricing supplement, to us no later than 11:00 a.m., New York City time, on the trading day prior to the applicable valuation date and we must acknowledge receipt of such notice by 4:00 p.m. on such day. The procedural requirements for exercising the repurchase right are described in more detail under “Specific Term of the ETNs—Repurchase of ETNs” below. If such requirements are not complied with, your ETNs will not be deemed properly designated for repurchase and we will not repurchase your ETNs on the applicable repurchase date. Once given, the notice of repurchase is irrevocable on the day it is given. If we repurchase your ETNs prior to maturity, you will receive a cash payment equal to the principal amount of your ETNs times the index factor minus the aggregate investor fee, each as determined on the applicable valuation date. The last day you may deliver a notice of repurchase for the ETNs is March 25, 2020.

Listing:	The ETNs are listed on the NYSE Arca and began trading on the day after the inception date under the ticker symbol “INR.”
CUSIP:	61747W265
Tax consideration:	See “United States Federal Taxation” in this pricing supplement.
Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Use of proceeds and hedging:	The net proceeds we receive from the sale of the ETNs will be used primarily for general corporate purposes and in connection with hedging our obligations under the ETNs. The investor fee covers the costs related to the distribution of the ETNs and includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging of our obligations under the ETNs. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in this pricing supplement.
Plan of distribution:	See “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in this pricing supplement.
Validity of the ETNs:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the ETNs offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such ETNs will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the ETNs and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.
Contact:	Investors may contact Van Eck Securities Corporation at (888) 658-8287 ((888) MKT-VCTR).

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Hypothetical Payout on the ETNs

At maturity or upon an earlier repurchase by us of at least 50,000 ETNs, you will receive a cash payment equal to (i) the principal amount of the ETNs times (ii) the index factor on the applicable valuation date minus (iii) the aggregate investor fee on the applicable valuation date.

Presented below are hypothetical examples showing how the payout on the ETNs is calculated, which demonstrate the effect of the investor fees in different circumstances. The examples below are based on (1) a hypothetical initial index value of 100, (2) $40 stated principal amount for each ETN and (3) the investor fee of 0.55% per annum. In these examples, we have assumed that the index closing value on each day within a given year is the same as the level on the year end and, therefore, that daily investor fees on each day within a given year will be the same as the daily investor fees on the year end. Because the level of the Index may be subject to significant fluctuations over the term of the ETNs, it is not possible to present a chart or table illustrating the complete range of possible payout on the ETNs. The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

EXAMPLE #1:	The Index appreciates 120%. Investors receive a 109.13% return on the ETNs.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index Value	Hypothetical Index Factor	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $40 Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index Value from Initial Index Value
A	B	B/Initial Index Value	0.55% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) – 1]x100%	[(B/Initial Index Value)-1]x100%
1	110	1.10	$0.24	$0.24	$43.76	9.40%	10.0%
2	120	1.20	$0.26	$0.50	$47.50	18.75%	20.0%
3	130	1.30	$0.29	$0.79	$51.21	28.03%	30.0%
4	140	1.40	$0.31	$1.10	$54.90	37.25%	40.0%
5	150	1.50	$0.33	$1.43	$58.57	46.43%	50.0%
6	160	1.60	$0.35	$1.78	$62.22	55.55%	60.0%
7	170	1.70	$0.37	$2.15	$65.85	64.63%	70.0%
8	180	1.80	$0.40	$2.55	$69.45	73.63%	80.0%
9	190	1.90	$0.42	$2.97	$73.03	82.58%	90.0%
10	200	2.00	$0.44	$3.41	$76.59	91.48%	100.0%
11	210	2.10	$0.46	$3.87	$80.13	100.33%	110.0%
12	220	2.20	$0.48	$4.35	$83.65	109.13%	120.0%

In Example 1, although the Index has appreciated 120% at maturity, you would receive a 109.13% return on your investment in the ETNs because of the effect of the investor fees.

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EXAMPLE #2:	The Index depreciates 60%, while the negative return to you is approximately – 64.48% due to the investor fees.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index Value	Hypothetical Index Factor	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $40 Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index Value from Initial Index Value
A	B	B/Initial Index Value	0.55% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) –1]x100%	[(B/Initial Index Value)-1]x100%
1	95	0.95	$0.21	$0.21	$37.79	– 5.53%	– 5.0%
2	90	0.90	$0.20	$0.41	$35.59	– 11.03%	– 10.0%
3	85	0.85	$0.19	$0.60	$33.40	– 16.50%	– 15.0%
4	80	0.80	$0.18	$0.78	$31.22	– 21.95%	– 20.0%
5	75	0.75	$0.17	$0.95	$29.05	– 27.38%	– 25.0%
6	70	0.70	$0.15	$1.10	$26.90	– 32.75%	– 30.0%
7	65	0.65	$0.14	$1.24	$24.76	– 38.10%	– 35.0%
8	60	0.60	$0.13	$1.37	$22.63	– 43.43%	– 40.0%
9	55	0.55	$0.12	$1.49	$20.51	– 48.73%	– 45.0%
10	50	0.50	$0.11	$1.60	$18.40	– 54.00%	– 50.0%
11	45	0.45	$0.10	$1.70	$16.30	– 59.25%	– 55.0%
12	40	0.40	$0.09	$1.79	$14.21	– 64.48%	– 60.0%

In Example 2, the negative return on the investment in the ETNs as a result of a decline in the value of the Index is exacerbated by the effect of the investor fees.

EXAMPLE #3:	The Index initially appreciates steadily to reach 150% of the initial index value but depreciates during the remainder of the term and finally closes at 105% of the initial index value. Because of the path the Index level has taken, you receive a negative return of approximately – 3.35%.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index Value	Hypothetical Index Factor	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $40 Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index Value from Initial Index Value
A	B	B/Initial Index Value	0.55% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) –1]x100%	[(B/Initial Index Value)-1]x100%
1	110	1.10	$0.24	$0.24	$43.76	9.40%	10.0%
2	120	1.20	$0.26	$0.50	$47.50	18.75%	20.0%
3	130	1.30	$0.29	$0.79	$51.21	28.03%	30.0%
4	140	1.40	$0.31	$1.10	$54.90	37.25%	40.0%
5	150	1.50	$0.33	$1.43	$58.57	46.43%	50.0%
6	140	1.40	$0.31	$1.74	$54.26	35.65%	40.0%
7	135	1.35	$0.30	$2.04	$51.96	29.90%	35.0%
8	130	1.30	$0.29	$2.33	$49.67	24.18%	30.0%
9	125	1.25	$0.28	$2.61	$47.39	18.48%	25.0%
10	120	1.20	$0.26	$2.87	$45.13	12.83%	20.0%
11	110	1.10	$0.24	$3.11	$40.89	2.23%	10.0%
12	105	1.05	$0.23	$3.34	$38.66	– 3.35%	5.0%

In Example 3, although the Index has appreciated 5% at maturity, the investment would result in a negative return of approximately – 3.35% because of the effect of the investor fees and you would receive less than the stated principal amount of the ETNs at maturity.

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In each of Examples 4 and 5, the Index appreciates 25%, but the return on the ETNs is different, because the investor fees vary depending on the level of the Index over the term of the ETNs.

EXAMPLE #4:	The Index appreciates steadily during the early years, then depreciates, and finally closes at 125% of the initial index value. Because of the investor fee, you receive an approximately 17.58% return on the ETNs.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index Value	Hypothetical Index Factor	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $40 Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index Value from Initial Index Value
A	B	B/Initial Index Value	0.55% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) –1]x100%	[(B/Initial Index Value)-1]x100%
1	102	1.02	$0.22	$0.22	$40.58	1.45%	2.0%
2	105	1.05	$0.23	$0.45	$41.55	3.87%	5.0%
3	108	1.08	$0.24	$0.69	$42.51	6.28%	8.0%
4	110	1.10	$0.24	$0.93	$43.07	7.68%	10.0%
5	113	1.13	$0.25	$1.18	$44.02	10.05%	13.0%
6	115	1.15	$0.25	$1.43	$44.57	11.43%	15.0%
7	118	1.18	$0.26	$1.69	$45.51	13.78%	18.0%
8	112	1.12	$0.25	$1.94	$42.86	7.15%	12.0%
9	113	1.13	$0.25	$2.19	$43.01	7.53%	13.0%
10	113	1.13	$0.25	$2.44	$42.76	6.90%	13.0%
11	114	1.14	$0.25	$2.69	$42.91	7.27%	14.0%
12	125	1.25	$0.28	$2.97	$47.03	17.58%	25.0%

EXAMPLE #5:	The Index initially appreciates sharply to reach 220% of the initial index value, then depreciates, and finally closes at 125% of the initial index value. In this example, because of the path the Index has taken, you receive a return of approximately 13.80% on the ETNs, which is lower than in Example 4.

A	B	C	D	E	F	G	H
Year End	Hypothetical Index Value	Hypothetical Index Factor	Hypothetical Investor Fees for the Applicable Year Only	Hypothetical Cumulative Investor Fees	Hypothetical Amount Payable for each $40 Principal Amount of your ETNs	Return on the ETNs	Percentage Change in the Hypothetical Index Value from Initial Index Value
A	B	B/Initial Index Value	0.55% x Principal x C	Running Total of D	(Principal x C) – E	[(F/Principal) – 1]x100%	[(B/Initial Index Value)-1]x100%
1	120	1.20	$0.26	$0.26	$47.74	19.35%	20.0%
2	160	1.60	$0.35	$0.61	$63.39	58.48%	60.0%
3	200	2.00	$0.44	$1.05	$78.95	97.38%	100.0%
4	220	2.20	$0.48	$1.53	$86.47	116.18%	120.0%
5	210	2.10	$0.46	$1.99	$82.01	105.03%	110.0%
6	200	2.00	$0.44	$2.43	$77.57	93.93%	100.0%
7	190	1.90	$0.42	$2.85	$73.15	82.88%	90.0%
8	180	1.80	$0.40	$3.25	$68.75	71.88%	80.0%
9	160	1.60	$0.35	$3.60	$60.40	51.00%	60.0%
10	140	1.40	$0.31	$3.91	$52.09	30.23%	40.0%
11	130	1.30	$0.29	$4.20	$47.80	19.50%	30.0%
12	125	1.25	$0.28	$4.48	$45.52	13.80%	25.0%

Although the Index has appreciated 25% at maturity in each of Examples 4 and 5 above, the return on the ETNs at maturity in Example 4 and Example 5 is different because of the different path the Index level has taken in each of the examples. As the investor fees are calculated and accrued on a daily basis, the investor fees on the ETNs will be higher if the Index level over the term of the ETNs remained higher.

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Risk Factors

The ETNs are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ETNs. Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the ETNs and the suitability of such ETNs in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ETNs. You should carefully consider whether the ETNs are suited to your particular circumstances before you decide to purchase them.

Structure Specific Risk Factors

▪	The ETNs do not pay interest nor guarantee return of principal. The terms of the ETNs differ from those of ordinary, unsecured debt securities in that the ETNs neither pay interest nor guarantee payment of the stated principal amount at maturity or upon an earlier repurchase. The amount you will be paid on your ETNs at the stated maturity date or on any earlier repurchase date will depend on the index closing value on the applicable valuation date and on the amount of investor fees that will have accumulated with respect to your ETNs. Depending on the index closing level on the applicable valuation date, you could lose a substantial portion or even all of your investment.

▪	Even if the level of the Index on the applicable valuation date exceeds the index value at the time of your investment, you may receive less than the purchase price of your ETNs. Investor fees accumulate on a daily basis, which will reduce the value of your investment at all times. In addition, because the investor fees are borne by you and reduce the amount of payment you may receive at maturity or upon any earlier repurchase, the level of the Index on the applicable valuation date must increase sufficiently from the time you purchased your ETNs to compensate for the deduction of fees in order for you to receive at least the purchase price of your ETNs at maturity or upon our earlier repurchase. In addition, since the investor fees for your ETNs will be calculated based on the index closing value on each day over the term of the ETNs, higher index closing values on any date to and including the applicable valuation date will result in higher investor fees and lower returns for your ETNs.

▪	The ETNs are subject to significant currency exchange risk, which could materially and adversely affect the value of your ETNs. Fluctuations in the Indian rupee/U.S. dollar exchange rate will primarily affect the value of your ETNs. The Indian government generally allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India would, pursuant to its monetary policies, intervene were it to deem such intervention necessary to reserve stability. The Reserve Bank of India has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. Though restrictions on current account transactions have been substantially eased since 1999, the Reserve Bank of India continues to exercise control over capital account transactions. Factors that might affect the likelihood that the government would impose or continue to impose these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and other political constraints to which India may be subject. In the future, the Indian government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Indian rupee in ways that may be adverse to your interests. The exchange rate is also influenced by political or economic developments in India, the United States or elsewhere and by macroeconomic factors and speculative actions. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in India and the United States, including economic and political developments in other countries. Thus, the trading value of the ETNs as well as the amount payable at maturity or upon an early repurchase by us may be affected by the actions of the Indian government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.

▪	The currency exposure achieved by the Index is limited to a single emerging market currency and therefore exposes you to significant non-diversified currency risk. The ETNs are linked to the performance of a single underlying emerging market currency, the Indian rupee, and therefore, are subject to risk of significant adverse fluctuations in the performance of the underlying currency. The ETNs do not provide diversified exposure to currencies generally. In general, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country or by other important market participants, all of which may negatively affect the value of the ETNs.

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▪	The Index tracks the value of rolling three-month, non-deliverable currency forward contracts for the Indian Rupee and will not necessarily track the spot exchange rate between the U.S. dollar and the Indian Rupee. The non-deliverable currency forward contract market is a cash-settled, short-term forward contract market on a non-convertible foreign currency, such as the Indian rupee. The value of such non-deliverable currency forward contracts differs from the actual spot rate in that currency, and thus the index value tracking such non-deliverable forward contracts may differ significantly from the spot movements in the Indian rupee. In particular, the degree to which the currency forward contracts underlying the Index track above or below the spot exchange rate is affected by the difference between interest rates in the United States and interest rates in India. Generally speaking, absent other factors, if interest rates in the United States are higher than interest rates in India, the currency forward contracts underlying the Index may tend to track below the spot exchange rate. Consequently, changes in the interest rate levels in the United States and India could adversely affect the ETNs. Differences between the Index and the spot exchange rate could be exacerbated in periods of market disruption.

▪	The ETNs only trade during business hours of NYSE Arca, while the non-deliverable currency forward contract market trades around-the-clock. Because the non-deliverable currency forward contract market is a global, around-the-clock market, the hours of trading for the ETNs will not conform to the hours during which futures contracts on the Indian rupee and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the non-deliverable currency forward contract market that may adversely affect the price of the ETNs at a time when you cannot trade in the ETNs. This could prevent you from avoiding significant losses.

▪	In order to require us to repurchase your ETNs, you must make the request with respect to at least 50,000 ETNs. If you have less than 50,000 ETNs, you will have to sell them in the market. Although the market price of ETNs should generally track the performance of the Index less aggregate investor fees, we can give you no assurance that the ETNs will not trade at a discount from the value you would receive upon our repurchase.

▪	Not equivalent to investing in the Index, the non-deliverable currency forward contracts or in spot transactions in the underlying currency. Investing in the ETNs is not equivalent to investing in the Index or the non-deliverable currency forward contracts that underlie the Index or in the spot transactions in the underlying currency.

▪	The market price of the ETNs will be influenced by many unpredictable factors, including the value and volatility of the Index and the non-deliverable currency forward contracts underlying the Index. Numerous factors, many of which are beyond our control, will influence the value of the ETNs in the secondary market. These include: (i) spot and forward exchange rates; (ii) intervention in the currency markets by the governments or monetary authorities of India, the United States or other countries; (iii) interest rate levels in the United States and India and the differentials between such levels; (iv) volatility of exchange rates; (v) geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect foreign exchange markets; (vi) supply and demand for the ETNs, including inventory positions with MS & Co. or any market-maker, which may fluctuate over time and which include the ETNs held by MS & Co. that were issued by us prior to June 30, 2015 and have not yet been sold to the public, as well as the ETNs previously issued by us that MS & Co. or any market-maker may repurchase from the public from time to time; (vii) availability of comparable instruments; and (viii) Morgan Stanley’s creditworthiness. In addition, because the Index is a total return index with interest deemed to accrue on the underlying non-deliverable currency forward contracts, the changes in the overnight Federal Funds Open Rate could also adversely affect the value of the Index and, accordingly, of the ETNs. As a result, the market value of the ETNs will vary and may be less than the price at which you purchased your ETNs at any time. See “Understanding the Value of the ETNs.”

▪	Suspensions or disruptions of market trading in the non-deliverable currency forward contract markets or the spot markets could adversely affect the price of the ETNs. The non-deliverable Indian rupee forward markets and the spot currency markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the value of the Index and, therefore, the value of the ETNs.

▪	Adjustments to the Index by the publisher of the Index could adversely affect the value of the ETNs. S&P Dow Jones Indices LLC, as the publisher of the Index, may make methodological changes that could change the value of the Index and adversely affect the value of the ETNs.

▪	The ETNs are subject to acceleration prior to maturity. If the calculation agent determines that the Index is discontinued and that there is no successor index and such discontinuance is continuing, the ETNs will be deemed accelerated to the date of such discontinuance and the calculation agent will determine the amount

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due and payable per ETN as if such date were the final valuation date. If at any time the method of calculating the Index is changed in a material respect, or if the Index is in any other way modified, and the calculation agent determines that no other person or entity (including MS & Co.) is making such changes and modifications as may be necessary in order to arrive at a value for the Index comparable to the value of the Index as if such changes or modifications had not been made, and publishing such Index values, then the ETNs will be deemed accelerated to the date of such determination, and the calculation agent will determine the amount due and payable per ETN as if such date were the final valuation date.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the ETNs. One or more of our subsidiaries expect to carry out hedging activities related to the ETNs, including trading in the non-deliverable currency forward contracts underlying the Index. As a result, we may be unwinding or adjusting hedge positions at any time during the term of the ETNs, and our hedging strategy may involve greater and more frequent dynamic adjustments to our hedge as we approach the final valuation date. Some of our subsidiaries also trade in non-deliverable currency forward contracts or financial instruments related to the Index or the prices of the non-deliverable currency forward contracts underlying the Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day you purchase your ETNs could potentially increase the index value at the time of your purchase and, accordingly, increase the value at which the Index must close before you would receive at maturity or upon any earlier repurchase or sale in the market, an amount in cash worth as much as or more than the purchase price of your ETNs. Any of the hedging or trading activities during the term of the ETNs could potentially adversely affect the value of the Index on any valuation date, and accordingly the amount of cash you would receive at maturity, upon a resale of the ETNs in the secondary market or upon our earlier repurchase of the ETNs.

▪	Secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per ETN if you try to sell your ETNs prior to maturity. Although the ETNs are listed on the NYSE Arca under the symbol “INR,” no assurance can be given that a secondary market will exist and even if there is a secondary market, it may not provide significant liquidity. If there is insufficient liquidity in the secondary market, the price at which you would be able to sell your ETNs would likely be lower than if an active market existed. Furthermore, while we expect that ETNs currently held by MS & Co may be sold to the public from time to time, we cannot give you any assurance that there will be a demand for them; in which case the liquidity in the market could be limited to the number of ETNs initially sold, or fewer, to the extent that any ETNs are repurchased by us or our affiliates.

Other Risk Factors

▪	The U.S. federal income tax consequences of an investment in the ETNs are uncertain. Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning certain federal tax consequences of an investment in the ETNs. As discussed herein, although the matter is unclear, we intend to take the position for purposes of complying with any U.S. federal income tax reporting requirements that each ETN is a “foreign currency contract” subject to mark-to-market treatment under Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”). Under this treatment, a U.S. Holder (as defined below) of an ETN would recognize gain or loss at the close of each taxable year for which it holds the ETN as if the ETN were sold for its fair market value on the last business day of such taxable year. Any gain or loss recognized by a U.S. Holder with respect to the ETN generally will be ordinary income or loss unless an election under Section 988(a)(1)(B) of the Code to treat such gain or loss as capital gain or loss is available and the U.S. Holder makes such election before the close of the day on which the U.S. Holder purchases the ETN. It is unclear whether the Section 988 election described in the previous sentence is available for the ETNs, and U.S. Holders should consult their tax advisers regarding the possibility and advisability of making such an election. See “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the ETNs – Character of Gain or Loss” in this pricing supplement. Even if an election is available and validly made, an investment in the ETNs could be treated as a “conversion transaction” under Section 1258 of the Code, in which case a portion of any gain would be treated as ordinary income.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the ETNs, the timing and character of income on the ETNs might differ significantly from the tax treatment described in this pricing supplement. We do not plan to request a ruling from the IRS regarding the tax treatment of the ETNs, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related

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topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the ETNs are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the ETNs for U.S. Holders, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders (as defined below) should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments, the issues presented by the notice and revenue ruling, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

▪	The ETNs are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ETNs. You are dependent on Morgan Stanley’s ability to pay all amounts due on the ETNs at maturity or upon an earlier repurchase, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the ETNs, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the ETNs prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ETNs.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ETNs. As calculation agent, MSCS has determined the initial index value and will determine the index closing value on the applicable valuation date and the aggregate investor fee, and calculate the payment you will receive at maturity (including upon acceleration) or upon an earlier repurchase of the ETNs. Determinations made by MSCS in its capacity as calculation agent may adversely affect the payout to you at maturity (including upon acceleration) or upon an earlier repurchase of the ETNs.

▪	The intraday indicative note value is not the same as, and may differ significantly from the amount payable at maturity (including upon acceleration) or upon any repurchase by us. It may also differ substantially from any trading price of ETNs in the secondary market. The intraday indicative note value is not the same as, and may differ significantly from the amount payable at maturity (including upon acceleration) or upon any repurchase by us. It may also differ substantially from any trading price of the ETNs in the secondary market. The intraday indicative note value is meant to approximate the intrinsic economic value of the ETNs at any given time as it reflects the performance of the Index after subtracting the aggregate investor fee as of that time. The intraday indicative note value calculation is provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect transaction costs, credit considerations, imbalances of supply and demand, market liquidity or bid-offer spreads. In contrast, the trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists. The actual trading price of the ETNs may vary significantly from their intraday indicative note value at that time. For example, if you pay a premium for the ETNs above the intraday indicative note value, you could incur significant losses if you are able to sell your ETNs at a time when the premium is no longer present in the market.

▪	We do not intend to issue any additional ETNs, which may materially and adversely affect the price and liquidity of the ETNs in the secondary market and cause the ETNs to trade at a significant premium in relation to their intraday indicative note value, which could be reduced or eliminated at any time. On

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June 30, 2015, we announced that we do not intend to issue any additional ETNs. It is possible that, as a result of our discontinuance of further issuances of the ETNs, an imbalance between supply and demand for the ETNs may arise, which could give rise to distortions in the market for the ETNs and result in the ETNs trading at a significant premium. These distortions could lead to the market price of the ETNs differing, perhaps significantly, from their intraday indicative note value or closing indicative note value. If this circumstance occurs, the ETNs could become highly volatile and subject to rapid and significant decreases in price with a reduction or elimination of premium at any time, independently of the performance of the Index, resulting in a significant loss for any investors that had paid such premium. For example, due to market supply and demand, the price of the ETNs may trade at a premium above their intraday indicative note value and closing indicative note value. Any such premium may subsequently decrease at any time and for any reason, resulting in financial loss to sellers who paid this premium. Investors should always consult their financial advisors before purchasing or selling the ETNs, especially ETNs with premium characteristics. Additionally, any ETNs held by us or an affiliate in inventory may be resold at then-current market prices or lent to market participants who may have made short sales of the ETNs.

Prior to making an investment in the ETNs, you should take into account whether or not the trading price is tracking the intraday indicative note value of the ETNs.

▪	The issuer or its affiliates may be market participants and may publish research that could affect the trading price of the ETNs. The issuer or one or more of its affiliates may be market participants and may, at present or in the future, publish research reports with respect to the financial markets generally, the level of the Index, exchange rates generally, the exchange rate referenced by the Index specifically and other matters that may influence the trading price of the ETNs. This research may be modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. Any of these activities may affect the trading price of the ETNs. You should make your own independent investigation of the merits of investing in the ETNs and the Index to which the ETNs are linked.

▪	Economic interests of the calculation agent may be potentially adverse to your interests. The economic interests of the calculation agent are potentially adverse to your interests as an investor in the ETNs. As calculation agent, MSCS has determined the initial index value and will determine the index closing value on the applicable valuation date and the aggregate investor fee, and calculate the payment you will receive at maturity (including upon acceleration) or upon an earlier repurchase of the ETNs. Moreover, certain determinations made by MSCS in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as upon a discontinuance of the Index. These potentially subjective determinations may affect the payout to you at maturity (including upon acceleration) or upon an earlier repurchase of the ETNs. In addition, these determinations may be made using data not easily obtainable by you. For further information regarding these types of determinations, see “Specific Terms of the ETNs—Discontinuance of the Index; Alteration of Method of Calculation,” “—Calculation Agent” and related definitions.

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Specific Terms of the ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of November 1, 2004, between Morgan Stanley and The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.), as trustee, as amended from time to time, under which the ETNs will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Morgan Stanley on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to those terms described in the “Fact Sheet” in this pricing supplement above, the following terms will apply to your notes:

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment, if any, on the maturity date equal to the principal amount of your ETNs times the index factor minus the aggregate investor fee, each as determined on the final valuation date. No amount will be paid on any other date.

The index factor on any given day will be equal to the index closing value on that day divided by the initial index value.

The investor fee for any given day equals the sum of the daily investor fees from but excluding the inception date to and including the given day. The daily investor fee for any given day will equal an amount in cash equal to (i) 0.55% times (ii) the principal amount of your ETNs times (iii) the index factor on that day (or, if such day is not an index business day, the index factor on the immediately preceding index business day) divided by (iv) 365.

Any payment at maturity (including upon acceleration) is not the same as, and may differ significantly from (i) the intraday indicative note value and (ii) any trading price of ETNs in the secondary market at that time. See “Understanding the Value of the ETNs.”

Maturity date

March 31, 2020, subject to extension if the final valuation date is postponed in accordance with the definition thereof. If the final valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be postponed to the second scheduled business day following the final valuation date as postponed.

If the maturity date is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Final valuation date

March 26, 2020, subject to adjustment for non-trading days as described in the following paragraph.

If the scheduled final valuation date is not a trading day, the final valuation date will be postponed to the immediately succeeding trading day; provided that in no event will the final valuation date be postponed

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to a date later than the stated maturity date (or, if the stated maturity date is not a business day, later than the first business day after the stated maturity date), and if such date is not a trading day, the calculation agent will determine the index closing value on such date in accordance with the formula for calculating the Index last in effect prior to the non-trading day.

Payment upon Our Repurchase

You may require us to repurchase 50,000 or more of your ETNs during the term of the ETNs on any repurchase date beginning March 27, 2008 by giving us notice on the trading day prior to the applicable valuation date in accordance with the repurchase requirements described below. If you require us to repurchase your ETNs prior to maturity, you will receive a cash payment equal to the principal amount of your ETNs times the index factor minus the aggregate investor fee, each as determined on the applicable valuation date.

The index factor and the investor fee have the same meanings as described in “—Payment at Maturity” above.

Any payment upon our repurchase is not the same as, and may differ significantly from (i) the intraday indicative note value and (ii) any trading price of ETNs in the secondary market at that time. See “Understanding the Value of the ETNs.”

Repurchase date

A repurchase date is the third business day following the applicable valuation date.

Valuation date

A valuation date is each trading day that falls within the period from and excluding the initial settlement date to and including the final valuation date. If any scheduled valuation date is not a trading day, such valuation date will be postponed to the immediately succeeding trading day.

Repurchase Requirements

To elect to have us repurchase your ETNs on any repurchase date, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	Deliver a signed notice of repurchase, substantially in the form attached as Annex A to this pricing supplement, to us via fax or email by no later than 11:00 a.m. New York City time on the trading day prior to the applicable valuation date. We must receive the notice by the time specified in the preceding sentence AND we must acknowledge receipt of the notice no later than 4:00 p.m. on the same day for it to be effective;

•	Instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable repurchase value, facing Morgan Stanley DTC 050; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the third business day following such valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of repurchase by 11:00 a.m. (as described under the first bullet point above) on the trading day prior to the applicable valuation date AND we do not acknowledge receipt of the notice before 4:00 p.m. on such day, your notice will not be effective and we will not repurchase your ETNs on the applicable repurchase date and you will have to resubmit the appropriate notices on a timely basis prior to a subsequent valuation date. The last day you may deliver a notice of repurchase for the ETNs is March 25, 2020.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of repurchase or as to whether and when the required deliveries have been made.

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Questions about the repurchase requirements should be directed to the email address included in the attached notice of repurchase.

Any notice of repurchase we (or our affiliate) receive in accordance with the procedures described above will be irrevocable on the day it is given.

We may request that MS & Co. purchase the ETNs you may elect to have us repurchase for a cash payment that would otherwise have been payable by us. MS & Co.’s agreement to purchase the ETNs will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any ETNs purchased by MS & Co. will remain outstanding.

Discontinuance of the Index; Alteration of Method of Calculation

If S&P discontinues publication of the Index and S&P or any other person or entity (including MS & Co.) calculates and publishes an index that the calculation agent determines is comparable to the Index and approves it as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by us by reference to such successor index for the period following the discontinuance of the Index. If the calculation agent determines that the Index is discontinued and that there is no successor index, then the ETNs will be deemed accelerated to the date of such discontinuance and the calculation agent will determine the amount due and payable per ETN as if such date were the final valuation date.

If at any time the method of calculating the Index, or the value thereof, is changed in a material respect, or if the Index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the value of the Index had such changes or modifications not been made, and the calculation agent determines that no other person or entity (including MS & Co.) is making such changes and modifications as may be necessary in order to arrive at a value for the Index comparable to the value of the Index as if such changes or modifications had not been made, and publishing such Index values, then the ETNs will be deemed accelerated to the date of such determination, and the calculation agent will determine the amount due and payable per ETN as if such date were the final valuation date.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the ETNs shall have occurred and be continuing, the amount declared due and payable for each ETN upon any acceleration of the ETNs (the “acceleration amount”) will be equal to an amount determined as though the date of acceleration were the final valuation date.

If the maturity of the ETNs is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the ETNs as promptly as possible and in no event later than two business days after the date of acceleration.

Calculation Agent

We have appointed our affiliate, Morgan Stanley Capital Services LLC, which we refer to as MSCS, to act as calculation agent for our ETNs.

The calculation agent is solely responsible for making all determinations regarding the Index, postponement of a valuation date, including the final valuation date, and the maturity date, the applicable index closing value for a valuation date, the index factor, the investor fees and the amount of payment on your ETNs, if any, to be made at maturity or upon an earlier repurchase, as applicable. Certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments. In addition, these determinations may be made using data not easily obtainable by you. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and holders of the ETNs.

All calculations with respect to the payment at maturity or upon repurchase will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the amount of cash payable per ETN will be rounded to the

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nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate number of ETNs will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our subsidiary, the economic interests of the calculation agent may be adverse to your interests as an investor in the ETNs, including with respect to certain determinations and judgments that the calculation agent must make, including potentially subjective determinations and judgments. See “—Discontinuance of the Index; Alteration of Method of Calculation.” MSCS is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment. See also “Risk Factors—Economic interests of the calculation agent may be potentially adverse to your interests.”

Some definitions. We have defined some of the terms that we use frequently in this pricing supplement below.

“business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“index business day” means any day, as determined by the calculation agent, on which the closing value of the Index is calculated and published.

“index closing value” means the closing value of the Index published at the regular weekday close of trading on that index business day. In certain circumstances, the index closing value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation” above.

“initial index value” means the closing value of the Index on the inception date.

“trading day” means any day, as determined by the calculation agent, (a) which is an index business day and (b) on which the calculation agent is open for business in New York.

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Information about the Underlying Index

The S&P Indian Rupee Total Return Index

The S&P Indian Rupee Total Return Index (the “Index”) was originally developed by Standard & Poor’s® Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc. The Index is calculated, maintained and published by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial, Inc. (“S&P”). The Index is intended to be an investable alternative to the spot exchange rate between the U.S. dollar and the Indian rupee. The Indian government restricts certain spot transactions in the Indian rupee, and, as a result, U.S. investors cannot easily invest in the Indian rupee directly. The Index tracks the value of non-deliverable three-month currency forward contracts on the Indian rupee that are rolled at three-month intervals, as further described below. The value of the Index on any day also includes daily accrued interest on the hypothetical notional amount of the non-deliverable currency forward contracts underlying the Index calculated using the then-current overnight Federal Funds Open Rate.

On July 2, 2012, McGraw Hill Financial, Inc., the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, launched a new joint venture, S&P/Dow Jones Indices, which owns the S&P Indices business and the Dow Jones Indexes business, including the S&P Indian Rupee Total Return Index.

The non-deliverable currency forward contract (“NDF”) market is a cash-settled, short-term forward contract market on non-convertible foreign currencies, such as the Indian rupee, in which the profit or loss at the time of the settlement of the NDF is calculated using the difference between the agreed-upon exchange rate (the “strike price”) and the actual spot rate in effect at the time of settlement of the NDF, based upon an agreed notional amount for the NDF. The strike price for the initial three-month NDF underlying the Index was determined on January 3, 2003, the index base date, and will continue to be determined on each subsequent strike date at the then-current forward exchange rate (as reported at 4:00 p.m., Singapore time, on Reuters page PNDF, Column Indian Rupee (bid)). Using the determined strike price, the Index reflects a hypothetical notional investment made in the relevant NDF two business days after the strike price is determined (the “effective date”) and which settles approximately three months after the effective date (the “settlement date”). The initial notional amount of the hypothetical NDF at inception of the Index was 100 U.S. dollars and the notional value of each subsequent NDF is equal to (x) the notional amount of the previous NDF plus or minus (y) the cash settlement value of that NDF as determined on the second business day prior to the settlement date for that NDF (the “determination date”). The cash settlement value of each NDF on the applicable determination date is determined based upon whether the spot rate on the determination date (as set by the Reserve Bank of India and reported at 12:30 p.m., Mumbai time, on Reuters page RBIB) is above or below the strike price for that NDF. The hypothetical investment in each NDF rolls automatically and continuously into a new NDF every three months by using the determination date for the previous NDF as the strike date for the next NDF and the settlement date for the previous NDF as the effective date for the next NDF.

During the three-month term of each NDF between determination dates, S&P will calculate the intra-day and closing value of the Index based on a calculation of the then-current discounted value of the relevant NDF plus the amount of interest deemed to have accrued on the notional amount of the NDF at the time of calculation. This calculation is based upon the difference between the strike price and a calculated forward rate that is a linear interpolation of the three-month forward rate on such day and the spot rate on such day. The source data for forward and spot rates used is Tullett Prebon, via Reuters page PDNF (bid), for end of day calculations, and Reuters page PYDNF (bid), for intraday calculations. The weightings given to the forward rate and spot rate are each based upon the number of remaining calendar days in the term of the NDF, which effectively result in a progressively lower weighting given to the forward rate and a progressively higher weighting given to the spot rate as the NDF approaches the determination date at the end of the three-month term. As the Index is based upon forward contracts that settle for cash only at the end of three-month periods, the calculated value of each NDF is discounted from its settlement date to the date of the interim calculation of its value. Because the Index is a total return index, interest is deemed to accrue on the notional amount of each NDF from and including the effective date of each NDF to but excluding the settlement date for that NDF at the then-current overnight Federal Funds Open Rate. The deemed accrued interest is added to the closing value of the Index on each business day.

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The rates and adjustments used to calculate the level of the Index will be determined by reference to the Reuters pages described above. If different screen rates were used (or, where a Reuters page displays multiple prices, a different price were used), the level of the Index at any time could be different and potentially more favorable to you.

S&P will publicly disseminate the value of the Index approximately every 15 seconds from 9:30 a.m. to 4:00 p.m., New York time, each business day, and will publish a daily closing value of the Index, based on the value of the Index at approximately 4:00 p.m., Singapore time, on each business day.

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License Agreement between S&P and Morgan Stanley. S&P Dow Jones Indices LLC, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P Indian Rupee Total Return Index, which is owned and published by S&P, in connection with securities, including the ETNs.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial, Inc. ("S&P"). S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P Indian Rupee Total Return Index to track the performance of the specified non-deliverable Indian Rupee forward contract as compared to the official spot exchange rate of the Indian rupee. S&P's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of S&P and of the S&P Indian Rupee Total Return Index, which indices are determined, composed and calculated by S&P without regard to Morgan Stanley or the ETNs. S&P has no obligation to take the needs of Morgan Stanley or the owners of the ETNs into consideration in determining, composing or calculating the S&P Indian Rupee Total Return Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDIAN RUPEE TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE ETNS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDIAN RUPEE TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDIAN RUPEE TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor's®”, “S&P®” and “S&P Indian Rupee Total Return Index” are trademarks of McGraw Hill Financial, Inc. and have been licensed for use by Morgan Stanley. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial, Inc. and S&P Dow Jones Indices LLC makes no representation regarding the advisability of investing in the ETNs.

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Historical Information

The following table sets forth the published high, low and end-of-quarter closing values of the S&P Indian Rupee Total Return Index for each quarter in the period from January 3, 2006 through June 25, 2015. Because S&P began public dissemination of the Index on March 12, 2008, the closing values of the Index prior to March 12, 2008 are hypothetical values retrospectively calculated by S&P using the same methodology as is currently employed for calculating the Index based on historical data. The historical or indicative performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on any valuation date.

S&P Indian Rupee Total Return Index	High	Low	Period End
2006
First Quarter (beginning January 3, 2006)	123.40	120.40	122.97
Second Quarter	123.77	120.18	121.18
Third Quarter	124.29	119.52	123.80
Fourth Quarter	130.92	124.01	130.92
2007
First Quarter	137.40	130.68	136.29
Second Quarter	147.85	132.62	147.85
Third Quarter	154.53	145.71	154.36
Fourth Quarter	158.37	153.97	158.37
2008
First Quarter	160.11	154.97	158.37
Second Quarter	159.26	145.94	145.94
Third Quarter	154.03	138.83	139.62
Fourth Quarter	140.07	122.57	135.95
2009
First Quarter	138.20	129.52	133.22
Second Quarter	146.41	134.68	143.47
Third Quarter	145.19	139.58	144.85
Fourth Quarter	151.04	144.85	149.59
2010
First Quarter	154.70	148.26	154.70
Second Quarter	157.11	146.08	149.87
Third Quarter	158.71	147.89	158.71
Fourth Quarter	161.09	155.15	159.90
2011
First Quarter	163.10	156.01	163.10
Second Quarter	165.51	161.77	165.35
Third Quarter	168.64	150.23	151.01
Fourth Quarter	153.51	138.96	142.89
2012
First Quarter	157.63	143.55	152.58
Second Quarter	153.72	138.08	142.12
Third Quarter	152.76	141.23	152.76
Fourth Quarter	155.37	145.48	150.19
2013
First Quarter	154.72	147.47	152.40
Second Quarter	155.83	139.52	142.51
Third Quarter	143.41	124.60	137.35
Fourth Quarter	143.03	136.18	141.36
2014
First Quarter	149.51	140.26	149.51
Second Quarter	154.71	146.63	151.23
Third Quarter	152.64	148.61	148.69
Fourth Quarter	151.26	149.07	147.50
2015
First Quarter	153.21	147.43	152.87
Second Quarter (through June 25, 2015)	153.27	148.97	151.82

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The following graph shows the historical or indicative closing values of the S&P Indian Rupee Total Return Index from January 3, 2006 through June 25, 2015.

Historical or Indicative Performance of the Index January 3, 2006 through June 25, 2015

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Use of Proceeds and Hedging

The net proceeds we receive from the sale of the ETNs will be used primarily for general corporate purposes and in connection with hedging our obligations under the ETNs. The investor fee covers the ongoing payments related to the distribution of the ETNs and includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging of our obligations under the ETNs. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the ETNs, including by taking positions in the non-deliverable currency forward contracts underlying the Index. MS & Co. and some of our other affiliates also trade in non-deliverable currency forward contracts or financial instruments related to the Index or the prices of the non-deliverable currency forward contracts underlying the Index on a regular basis as part of their general broker-dealer and other businesses.

Any of these hedging or trading activities during the term of the ETNs could potentially affect the value of the Index on any valuation date, and accordingly the amount of cash you would receive at maturity, upon a resale of the ETNs in the secondary market or upon our earlier repurchase of the ETNs.

Supplemental Information Concerning Plan of Distribution

As of June 26, 2015, approximately $11,720,000.00 principal amount of the ETNs were held for sale by our affiliate Morgan Stanley & Co. LLC (“MS & Co.”). We announced on June 30, 2015 that we do not intend to issue any additional ETNs. However, MS & Co. may continue to sell any ETNs that it now holds or in the future may acquire. These include the ETNs issued by us prior to June 30, 2015 and not yet sold to the public, as well as the ETNs previously issued by us that MS & Co. may repurchase from the public from time to time. See “Risk Factors—We do not intend to issue any additional ETNs, which may materially and adversely affect the price and liquidity of the ETNs in the secondary market and cause the ETNs to trade at a significant premium in relation to their intraday indicative note value, which could be reduced or eliminated at any time.” We expect MS & Co. to sell ETNs to other dealers and investors at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We received proceeds equal to 100% of the price at which the ETNs were sold by us.

MS & Co. may sell the ETNs to dealers as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, MS & Co. and such dealers may make a market in the ETNs, although they are not obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying base prospectus and the Global Medium Term Notes, Series F, prospectus supplement) may be used by MS & Co. and by such dealers in connection with market-making transactions. In these transactions, MS & Co. or such dealers may resell an ETN covered by this prospectus that they acquire from us, MS & Co. or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from our affiliates in the manner described above.

With respect to each ETN sold to investors, MS & Co. and other affiliates of ours will be entitled to receive the investor fee of 0.55% per annum on an amount calculated daily equal to the product of (1) the principal amount of the ETN and (2) the index factor on such day to cover the ongoing payments related to the distribution of the ETNs, projected profits for managing our hedge position and the licensing of the Index from S&P. MS & Co. or such other affiliates will pay Van Eck Securities Corporation a portion of such fee on a quarterly basis to promote the ETNs and to provide certain services relating to the ETNs. Payments constituting underwriting compensation will not exceed a total of 8% of proceeds.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, including, among other activities if dealers and other persons make short sales of the ETNs and cover such short positions by borrowing ETNs from our affiliates or by purchasing ETNs from our affiliates subject to our affiliates’ obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.

General

No action has been or will be taken by us, MS & Co. or any dealer that would permit a public offering of the ETNs or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the ETNs, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the ETNs, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, MS & Co. or any dealer.

MS & Co. has represented and agreed, and each dealer through which we may offer the ETNs has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the ETNs or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the ETNs under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the ETNs. We shall not have responsibility for MS & Co.’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ETNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ETNs are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ETNs are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ETNs. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related

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lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ETNs.

Because we may be considered a party in interest with respect to many Plans, the ETNs may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ETNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ETNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ETNs on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ETNs on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ETNs has exclusive responsibility for ensuring that its purchase, holding and disposition of the ETNs do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any ETNs to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the ETNs.

This discussion applies only to investors in the ETNs that will hold the ETNs as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the ETNs as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the ETNs is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any

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applicable state, local or non-U.S. tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the ETNs should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although the matter is unclear, under current law, we intend to take the position for purposes of complying with any U.S. federal income tax reporting requirements that each ETN is a single financial contract that is a “foreign currency contract” under Section 1256 of the Code. Prospective investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the ETNs (including possible alternative treatments of the ETNs). Unless otherwise stated, the following discussion is based on the treatment of the ETNs described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of an ETN that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the ETNs

Assuming the treatment of the ETNs as set forth above is respected and subject to the discussion below, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder would be required to mark to market each ETN at the end of each taxable year for which it holds an ETN, i.e., recognize gain or loss as if the ETN were sold for its fair market value on the last business day of such taxable year.

Tax Basis. A U.S. Holder’s tax basis in the ETNs should equal the amount paid by the U.S. Holder to acquire the ETNs, adjusted by the amount of gain or loss previously recognized as described above under “Tax Treatment Prior to Settlement.”

Sale, Exchange, Early Redemption or Settlement. Upon a sale, exchange, early redemption or settlement of the ETNs, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the ETNs sold, exchanged, redeemed or settled.

Character of Gain or Loss. Because the return on the ETNs is “determined by reference to the value” of a foreign currency, any gain or loss recognized on the ETNs (including any gain or loss resulting from the mark-to-market treatment discussed above) generally will be ordinary income or loss unless an election under Section 988(a)(1)(B) of the Code (the “Section 988 election”) to treat such gain or loss as capital gain or loss is available and the U.S. Holder makes such election before the close of the day on which the U.S. Holder purchases the ETNs. It is unclear whether the Section 988 election described in the previous sentence is available for the ETNs. If the Section 988 election is available and validly made by a U.S. Holder, and subject to the discussion below concerning the possible application of Section 1258 of the Code, the character of the gain or loss recognized by the U.S. Holder in respect of the ETNs will be 40% short-term capital gain or loss and 60% long-term capital gain or loss, regardless of the U.S. Holder’s holding period for the ETNs. U.S. Holders may be subject to special reporting requirements applicable to ordinary foreign

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exchange losses that exceed certain thresholds, as well as limitations on capital losses. U.S. Holders should consult their tax advisers regarding the possibility and advisability of making the Section 988 election and the reporting requirements discussed above.

Possible Application of Section 1258 of the Code

Due to fact that the value of the Index includes a daily accrued interest component, it is possible that an investment in the ETNs could be treated as a conversion transaction under Section 1258 of the Code. A conversion transaction is a transaction marketed or sold as producing capital gains and from which substantially all of the taxpayer’s expected return is attributable to the time value of the taxpayer’s net investment. If an investment in an ETN were treated as a conversion transaction and the Section 988 election described above were available and validly made by a U.S. Holder, the gain from the sale, exchange, early redemption or settlement of the ETN would be treated as ordinary income to the extent of the applicable imputed income amount. The applicable imputed income amount is an amount equal to the amount of interest that would have accrued on the taxpayer’s net investment in the conversion transaction (i.e., the amount paid by the U.S. Holder to acquire the ETN) for the period ending on the date of sale (including a deemed sale under the mark-to-market treatment discussed above), exchange, early redemption or settlement at a rate equal to 120 percent of the applicable federal rate. The excess of the gain recognized over the applicable imputed income amount would be treated as capital gain. U.S. Holders should consult their tax advisers regarding the possible application of Section 1258 of the Code to the ETNs.

Possible Alternative Tax Treatments of an Investment in the ETNs

Due to the absence of authorities that directly address the proper tax treatment of the ETNs, no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, the treatment described above.

In particular, the IRS could seek to treat the ETNs as subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations apply to the ETNs, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the ETNs every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, early redemption or other disposition of the ETNs would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Alternatively, each ETN might be treated as a single financial contract that is not subject to Section 1256 of the Code. In that case, a U.S. Holder would not be required to recognize taxable income over the term of the ETNs under the mark-to-market regime of Section 1256 of the Code as described above. However, each rebalancing of the Index, or any modification to the manner in which the Index is calculated, could be treated as a taxable exchange, in which case a U.S. Holder would generally be required to recognize gain or loss upon each rebalancing or modification even though the U.S. Holder had not sold or exchanged its ETNs. If the ETNs are not subject to Section 1256 of the Code and the Section 988 election described above is available and validly made by a U.S. Holder, subject to the discussion above concerning the possible application of Section 1258 of the Code, any gain or loss recognized by the U.S. Holder in respect of the ETNs will be long-term capital gain or loss if the U.S. Holder’s holding period for the ETNs is more than a year at the time of taxable disposition (including any taxable exchange on account of rebalancing or modification), and short-term capital gain or loss otherwise. If the Section 988 election were not available or were not validly made by a U.S. Holder, any gain or loss recognized by the U.S. Holder with respect to the ETNs would be ordinary income or loss.

Other alternative U.S. federal income tax treatments of the ETNs are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the ETNs. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to

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which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the ETNs are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the ETNs for U.S. Holders, possibly with retroactive effect.

U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments and the issues presented by this notice and revenue ruling.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the ETNs at maturity as well as in connection with the payment of proceeds from a sale, exchange, early redemption, settlement or other disposition of the ETNs, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the ETNs at maturity and the payment of proceeds from a sale, exchange, early redemption or other disposition of the ETNs, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of an ETN that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the ETNs is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ETNs.

Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of the ETNs

In General. Assuming the treatment of the ETNs as set forth above under “—General” is respected, and subject to the discussions regarding backup withholding and FATCA, a Non-U.S. Holder of the ETNs will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder or upon a deemed sale under the mark-to-market rules of Section 1256 of the Code (as discussed above).

Subject to the discussion below regarding the possible application of FATCA, if all or any portion of an ETN were treated as a debt instrument, any payment made to a Non-U.S. Holder with respect to the ETNs would not be subject to U.S. federal withholding tax, provided that:

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•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an ETN (or a financial institution holding the ETN on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the ETNs, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the ETNs to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding the possible application of FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the ETNs to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the ETNs, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the ETNs may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the ETNs.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the ETNs at maturity as well as in connection with the payment of proceeds from a sale, exchange, early redemption, settlement or other disposition of the ETNs. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “― Tax Treatment upon Sale, Exchange, Early Redemption or Settlement of the ETNs―Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividends or other U.S.-source “fixed or determinable annual or periodical”

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income. If the ETNs were recharacterized as debt instruments as described above in “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the ETNs,” this legislation would apply to any payment of amounts treated as interest and, for dispositions after December 31, 2016, any payment of gross proceeds of the disposition (including upon retirement) of the ETNs. If withholding applies to the ETNs, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the ETNs.

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Annex A

FORM OF NOTICE OF REPURCHASE

Dated:

Morgan Stanley

Fax: (212) 507-2268

E-mail: etn_redemption@morganstanley.com

Dear Ladies/Gentlemen:

The undersigned holder of Market Vectors-Indian Rupee/USD ETNs due March 31, 2020 (Based on the Performance of the S&P Indian Rupee Total Return Index, CUSIP No. 61747W265 (the “ETNs”) hereby irrevocably elects to exercise, on the repurchase date, with respect to the number of the ETNs indicated below1, as of the date hereof, the repurchase right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the repurchase value, facing Morgan Stanley DTC 050 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

The undersigned understands and agrees that this Notice of Repurchase will not be effective unless and until Morgan Stanley delivers to the undersigned the signed acknowledgement set forth below by 4:00 p.m. on the date hereof.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for repurchase1:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Received and acknowledged:

Morgan Stanley

By: ______________________________

Name:
Title:

______________________________

1 You must require us to repurchase at least 50,000 ETNs at one time in order to exercise your right to require us to repurchase your ETNs on any repurchase date.

June 2015	Page 38

Market Vectors-Indian Rupee/USD ETNs

due March 31, 2020

Based on the Performance of the S&P Indian Rupee Total Return Index

Issued by Morgan Stanley